Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and the related prospectus of Elbit Systems Ltd. for the registration of ordinary shares, warrants, debt securities, guarantees, purchase contracts and/or units, and to the incorporation by reference therein of our reports dated March 20, 2025, with respect to the consolidated financial statements of Elbit Systems Ltd., and the effectiveness of internal control over financial reporting of Elbit Systems Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
May 21, 2025	A Member of EY Global